UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 8, 2011

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On July 8, 2011, the Board of Directors of Southwestern Energy Company (the “Company”) elected Catherine A. Kehr as a director of the Company effective July 15, 2011.  Ms. Kehr was elected for a term expiring at the annual meeting of stockholders in 2012, at which time her continued service will be subject to stockholder approval.  With the election of Ms. Kehr, the Board of Directors has ten (10) members.

The selection of Ms. Kehr was not pursuant to any arrangement or understanding between her and any other person.  Ms. Kehr has not been appointed to serve on any of the committees of the Board of Directors and is not expected to be so appointed at this time.

There are no transactions between Ms. Kehr and the Company that are required to be reported under Item 404(a) of Regulation S-K.

In connection with her election as an independent director, Ms. Kehr will receive a pro-rated annual cash retainer of approximately $23,000 over the remainder of 2011 term.  In addition, on July 15, 2011, the effective date of her appointment, Ms. Kehr will receive from the Company, pursuant to the Company’s 2004 stock incentive plan, 1,800 nonqualified stock options that will vest ratably over three years from the date of grant and 900 shares of restricted stock that will vest ratably over a period of four years from the date of grant. The exercise price of the stock options will be the closing stock price on July 14, 2011.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated July 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: July 14, 2011	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated July 14, 2011.